Exhibit 99.1

Electric Lightwave Parent, Inc.

and Subsidiaries

Consolidated Financial Statements

December 31, 2016 and 2015

Electric Lightwave Parent, Inc. and Subsidiaries

Index

December 31, 2016 and 2015

Report of Independent Auditor’s

To those with management of Electric Lightwave Parent, Inc.:

We have audited the accompanying consolidated financial statements of Electric Lightwave Parent, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations and comprehensive loss, of shareholders’ deficit, and of cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electric Lightwave Parent, Inc. and its subsidiaries as of December 31, 2016 and December 31, 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Portland, Oregon

March 8, 2017

PricewaterhouseCoopers LLP, 805 SW Broadway, Suite 800, Portland, OR 97205‑3344

T: (971) 544 4000, F: (971) 544 4100, www.pwc.com/us

Electric Lightwave Parent, Inc. and Subsidiaries

Consolidated Balance Sheets (in thousands)

December 31, 2016 and 2015

	2016	2015
Assets
Cash and cash equivalents	$4,489	$6,897
Accounts receivable, net of allowance for doubtful accounts of $1,076 and $2,237 in 2016 and 2015, respectively	43,631	47,286
Prepayments	8,320	7,688
Other current assets	7,551	12,147
Total current assets	63,991	74,018
Property and equipment, net	380,237	380,511
Amortizable intangibles and deferred costs, net	81,372	86,391
Goodwill	316,829	316,663
Other assets	2,753	3,736
Total assets	$845,182	$861,319

Liabilities and Shareholders’ Deficit
Revolving credit facility	$36,500	$13,000
Current portion of long term debt and capital leases	7,962	7,129
Accounts payable	15,283	27,074
Accrued liabilities	50,974	54,226
Unearned revenue	16,414	17,270
Accrued interest payable	4,731	4,784
Total current liabilities	131,864	123,483

Long-term debt and capital lease obligations, net of discount of $14,496 and $18,380 in 2016 and 2015, respectively	750,286	752,859
Indebtedness to related parties (Note 14)	13,231	13,231
Other long term liabilities	26,432	22,404
Deferred income taxes	13,318	12,326
Total liabilities	935,131	924,303

Commitments and contingencies (Note 13)

Shareholders’ Deficit
Preferred stock, no par value; 10,000 shares authorized; none issued and outstanding	—	—
Common stock, no par value; 700,000 shares authorized; 100,329 shares issued and outstanding in 2016 and 100,292 shares issued and outstanding in 2015	366,597	361,076
Additional paid-in capital	382,184	382,184
Common stock warrants	55,628	55,628
Accumulated deficit	(894,171)	(861,872)
Accumulated other comprehensive loss	(187)	—
Total shareholders’ deficit	(89,949)	(62,984)
Total liabilities and shareholders’ deficit	$845,182	$861,319

Electric Lightwave Parent, Inc. and Subsidiaries

Consolidated Statements of Operations (in thousands)

Years ended December 31, 2016 and 2015

	2016	2015
Revenues, net	$546,761	$569,049
Costs and expenses
Network costs (exclusive of depreciation and amortization shown separately below)	191,143	191,744
Sales, general and administrative	205,851	208,964
Depreciation and amortization	128,480	127,128
Loss (gain) on disposal of assets	(38)	(65)
	525,436	527,771
Operating income	21,325	41,278
Other income, net	(575)	(504)
Loss on extinguishment of debt	—	4,913
Interest expense	52,022	53,136
Interest expense on related-party debt	1,312	1,900
Loss before income taxes	(31,434)	(18,167)
Provision for income taxes	860	279
Net loss	(32,294)	(18,446)
Other comprehensive loss:
Foreign currency translation loss	(5)	—
Net loss and comprehensive loss	$(32,299)	$(18,446)

Electric Lightwave Parent, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Deficit (in thousands)

Years ended December 31, 2016 and 2015

			Additional
	Common Stock		Paid-in		Accumulated
	Shares	Amount	Capital	Warrants	Deficit and OCL	Totals
Balances at December 31, 2014	100,292	$356,464	$382,184	$55,628	$(843,426)	$(49,150)
Net loss	—	—	—	—	(18,446)	(18,446)
Equity based compensation	—	4,612	—	—	—	4,612
Balances at December 31, 2015	100,292	$361,076	$382,184	$55,628	$(861,872)	$(62,984)
Net loss	—	—	—	—	(32,294)	(32,294)
Common stock issued	37	—	—	—	—	—
Foreign currency translation loss	—	—	—	—	(5)	(5)
Accumulated other comprehensive loss	—	—	—	—	(187)	(187)
Equity based compensation	—	5,521	—	—	—	5,521
Balances at December 31, 2016	100,329	$366,597	$382,184	$55,628	$(894,358)	$(89,949)

Electric Lightwave Parent, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (in thousands)

Years ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities
Net loss	$(32,294)	$(18,446)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation & amortization expense	128,480	127,128
Amortization of debt issuance costs and debt discount	4,035	4,477
Loss on early extinguishment of debt	—	4,913
Expensed portion of debt prepayment penalty	—	(473)
(Gain) loss on disposal of assets	(38)	(65)
Stock-based compensation expense	5,849	4,894
Deferred income tax	853	118
New customer installation costs	(27,480)	(29,573)
Changes in operating assets and liabilities:
Accounts receivable	3,740	(3,068)
Prepayments and other assets	4,973	(2,190)
Accounts payable	(11,651)	13,379
Current income tax	7	161
Accrued interest payable	(52)	(356)
Accrued and other long-term liabilities	1,481	3,501
Unearned revenue	(854)	(736)
Net cash provided by operating activities	77,049	103,664
Cash flows from investing activities
Proceeds from sale of assets	6	12
Capital expenditures	(89,992)	(75,348)
Payment for business acquisition, less cash acquired	(5,232)	(34,642)
Net cash used in investing activities	(95,218)	(109,978)
Cash flows from financing activities
Proceeds from issuance of long term debt, net of discount	—	100,000
Principal payments on long term debt	(6,733)	(105,512)
Proceeds from borrowings under line-of-credit agreement	23,500	15,000
Principal payments under line-of-credit agreement	—	(2,000)
Principal payments under long-term-capital lease obligation	(1,002)	(345)
Debt issuance costs	(4)	(4,762)
Net cash provided by (used in) financing activities	15,761	2,381
Net decrease in cash and cash equivalents	(2,408)	(3,933)
Cash and cash equivalents at beginning of period	6,897	10,830
Cash and cash equivalents at end of period	$4,489	$6,897
Supplemental disclosure of cash flow information
Cash paid for interest	$49,222	$51,451

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

1.          Description of the Business

Electric Lightwave Parent, Inc. (the “Company” or “Electric Lightwave”) is one of the largest facilities-based providers of communication and networking services in the western United States. The Company connects businesses of all sizes with advanced networking, communications and technology solutions in 35 metropolitan markets. The Company owns and operates an enterprise- class network consisting of a 7,800‑mile long-haul fiber-optic network, 3,400 miles of metropolitan fiber and a nationwide Internet Protocol Multiprotocol Label Switching (“IP/MPLS”) network. The Company’s fiber network connects directly to more than 2,700 enterprise buildings and data centers.

The Company has two distinct sales channels, Electric Lightwave and Integra Business. Electric Lightwave resources are dedicated to specific needs in key markets for enterprise, government, education and wholesale customers. Integra Business resources focus on mid-market opportunities. Electric Lightwave and Integra Business provide critical data networking, unified communications, cloud and security services via the Company’s large and highly differentiated network.

On November 30, 2016, Zayo Group Holdings, Inc. (“Zayo”) announced it entered into an agreement to acquire Electric Lightwave. On March 1, 2017, Zayo announced it closed its $1.42 billion acquisition of Electric Lightwave.

2.          Summary of Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries after elimination of intercompany balances and transactions.

Foreign Currency Translation

The functional currency of the Company is United States dollars (“U.S. dollars”). The functional currency of the foreign subsidiaries is the local currency, Canadian dollars. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the consolidated statements of comprehensive loss. Foreign currency transaction gains and losses are included in the net loss for the period. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period.

Use of Estimates

The preparation of the Consolidated Financial Statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include the allowance for doubtful accounts receivable, customer installation and network engineering labor, contingency accruals, income taxes, intangible asset amortization periods, incurred but not reported (“IBNR”) insurance claim liabilities, and accruals for disputed charges. Management is continually evaluating and updating these estimates, and it is possible that these estimates will change.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

Regulatory and Other Contingencies

The Company is subject to significant government regulation. These regulations are subject to different interpretations and inconsistent application, and have historically given rise to disputes with other carriers and municipalities regarding the classification of traffic, rights-of-way, rates and minutes of use. Management estimates and reserves for the risks associated with regulatory and other carrier contingencies. These estimates are based on assumptions and other considerations, including expectations regarding regulatory rulings, historic experience and ongoing negotiations. The Company evaluates these reserves on an ongoing basis and makes adjustments as appropriate.

Concentrations of Risk

The Company may be potentially exposed to significant concentrations of financial risks from its trade accounts receivable, which are generally unsecured. The Company’s credit risk is mitigated by its accounts receivable being diversified across a large number of customers, none of which represented more than 10% of the Company’s outstanding receivables as of December 31, 2016 and 2015 or more than 10% of its annual revenues for each of the years ended December 31, 2016 and 2015. The Company’s cash is held on deposit in various financial institutions considered by management to be of high quality, with limited credit exposure to any one institution. The Company has not experienced any losses in these accounts and believes that it is not subject to any significant credit risk on its cash balances.

Cash and Cash Equivalents

The Company considers all highly liquid investments, including certificates of deposits, with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents are carried at cost which approximates fair value. In the ordinary course of business, the Company may have cash or cash equivalents on deposit with various financial institutions which exceed or are not eligible for FDIC insurance coverage.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are initially recorded at fair value upon the sale of products or services to customers. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the failure of its customers and carriers to make required payments based on historical customer payment patterns. Customer receivables are assessed for recovery once an account becomes past due. If the financial condition of the Company’s customers and the carriers were to further deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required, resulting in additional expense to the Company.

Prepayments

Prepayments include prepaid insurance, prepaid maintenance and prepaid property taxes. These assets are expensed on a straight-line basis over the life of the underlying agreement.

Other Current Assets

Other current assets consist of inventory as well as deposits. Inventory is stated at the lower of average cost or market.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Fully depreciated assets are retained in property and equipment and accumulated depreciation accounts until disposal. Upon sale or other disposition, the cost and the related accumulated depreciation are removed from the accounts and a gain or loss, if

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

any, is reflected in the Consolidated Statement of Operations and Comprehensive Loss.  Maintenance and repairs are expensed as incurred.  The cost of additions and betterments of property and equipment are capitalized.

Leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the shorter of the estimated useful life or term of the lease.

All software upgrades and major maintenance overhauls needed to change the functionality and extend the useful life of the telecommunication equipment are capitalized and depreciated over the remaining useful life of the equipment.

The useful lives of property and equipment by asset class are as follows:

Useful Lives in Years
Buildings and leasehold improvements	10 – 39
Communications network equipment	5 – 20
Software	5
Vehicles	5
Office furniture and equipment	5 – 8

Network engineering costs incurred during the development phase of the Company’s networks are capitalized as part of property and equipment and recorded as construction in progress until the projects are completed and placed into service.

The Company capitalizes internal-use software in accordance with the accounting standards for computer software developed or obtained for internal use. The following table summarizes the Company’s annual activity for internal-use software:

	2016	2015
Capitalized internal use development efforts	$5,846	$5,157
Amortization expense - internal use software	5,795	5,569
Gross value of internal use software	42,401	36,689
Net book value of internal use software	13,940	13,889

Impairment of Long-Lived Assets

The Company assesses the value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that management determines that the value of its long-lived assets has become impaired, the Company will incur an accounting charge for the amount by which the assets’ carrying values exceed their fair values during the period in which the determination was made. No such events were identified in 2016 or 2015.

Income Taxes

The Company accounts for income taxes using an asset and liability approach to record deferred taxes. The Company’s deferred income tax assets represent temporary differences between the financial statement carrying amount and the tax basis of existing assets and liabilities that will result in tax deductions in future periods, including net operating loss and tax credit carryforwards. Valuation allowances are provided if based on the weight of available evidence, it is more likely    than not that some or all of the net deferred tax assets will not be realized. The Company has recorded full

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

valuation allowances against its deferred tax assets, excluding the AMT credit carry- forward, as of December 31, 2016 (see Note 18).

Taxes Collected from Customers and Remitted to Government Authorities

The Company currently records all taxes billed to its customers and remitted to governmental authorities, including Universal Service Fund contributions and sales, use and excise taxes, on a net basis in its Consolidated Statement of Operations. Amounts collected and not yet remitted are reported on the balance sheet as a component of accrued liabilities, specifically accrued taxes and surcharges. The Company charges taxes to its customers based on its interpretation of the tax rules.  In certain instances a government agency may interpret the tax rules in such a way that would result in a larger tax owed than has been collected from customers. In such instances where the Company believes it may potentially owe more tax than has been collected from customers, an estimated amount of the additional tax has been included in accrued liabilities.

Revenues and Expenses

The Company recognizes revenue when persuasive evidence of an arrangement exists, services are provided or delivery of equipment has occurred, the fee is fixed or determinable, and collectability is reasonably assured.

Revenue from monthly recurring charges, enhanced features, regulatory surcharges, and long distance usage are recognized in the period in which service is provided.  Early termination fees are recognized on a cash basis due to historically low levels of collectability. Unearned and deferred revenue represents advance billings or payments received for services not yet provided. Such revenue is deferred and recognized over the period in which service is provided and is included in current liabilities in the consolidated balance sheets.  The Company recognizes revenue from switched access and reciprocal compensation based on actual usage and applicable rates per minute of usage. Certain judgments and estimates are made in measuring revenue and assessing the reasonable assurance of collectability, including regulatory interpretations and legal challenges. Changes in such estimates may affect the Company’s results of operations in the period of change. Revenues from equipment sales and related installation charges are recognized upon delivery, completion of the installation of the related equipment, and acceptance by the customer, at which point legal title passes to the customer.

Non-recurring charges and related costs for new customer installations are deferred and recognized ratably over the average customer life. Deferred revenues are recognized as revenue and related installation costs are recognized as amortization expense. The short-term portion of deferred revenues is included in accrued liabilities and the long-term portion of deferred revenues is included in long-term liabilities on the balance sheet. Customer installation costs are included in amortizable intangibles and deferred costs, net on the balance sheet.

Network costs are incurred to provide telecommunication services to our customers and are recognized in the period in which the service is utilized. Network costs include leased facility costs and costs of originating and terminating calls incurred through third-party providers. There is considerable judgment and estimation of these costs based on line and circuit counts, estimated usage, active colocation sites, contractual interpretations, and regulatory interpretations and anticipated changes. Differences between actual and estimated amounts may affect the Company’s results of operations.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

Advertising Costs

All costs associated with advertising and marketing products and services are expensed in the period incurred and recorded as sales, general and administrative. Advertising costs for the years ended December 31, 2016 and 2015 were $319 and $407, respectively.

Derivatives

The accounting standards for derivative instruments and hedging activities require that all derivatives are recognized as either assets or liabilities on the consolidated balance sheet at fair value and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. The Company had one derivative instrument related to an equity purchase obligation as of December 31, 2016 and 2015 (see Note 7).

Fair Value of Financial Instruments

The accounting standards for fair value disclosures require that the Company disclose the fair value of its financial instruments for which it is practicable to estimate fair value. The carrying amounts of cash, accounts receivable, accounts payable and amounts included in accrued liabilities meeting the definition of a financial instrument approximate fair value because of the short-term maturity of these instruments.

The accounting guidance for fair value measurements defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance (see Note 8).

Fair Value Hierarchy

An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting standards on fair value measurements establish three levels of inputs that may be used to measure fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from, or corroborated by, observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities.

Stock-Based Award Plans

The Company measures and recognizes stock-based compensation expense for employee stock options using a fair value-based method for all option awards made to employees and non- employee directors. The application of a fair value based method requires significant judgment and the use of

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

estimates, particularly with regard to assumptions used to value equity-based compensation such as stock price volatility and expected option lives.

Restricted Stock Units

The Company recognizes stock compensation expense for Restricted Stock Units using a straight line basis over the requisite service period of the individual grants based on the fair value of the Company’s common stock at the date of grant.

Employee Stock Options

The Company recognizes stock compensation expense for options using a graded-vesting attribution method over the requisite service period of the individual grants, which generally equals the vesting period. The requirement for estimating the fair value of the share-based payment awards on the date of grant is accomplished using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods as defined by the Plan (see Note 16).

Recent Accounting Pronouncements

In March, 2016, The Financial Accounting Standards Board (“FASB”) issued a new standard, ASU 2016‑9, Compensation – Stock Compensation (Topic 718), Improvements to Employee Share- Based Payment Accounting. The Board is issuing this Update as part of its Simplification Initiative. The areas for simplification in this update involve several aspects of the accounting for share- based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to private companies. This update is effective for fiscal years beginning after December 15, 2017 for private companies. The Company is evaluating the effect that this update will have on its Consolidated Financial Statements and related disclosures.

In February, 2016, The Financial Accounting Standards Board issued a new standard, ASU 2016‑ 2, Leases.  This Update, along with International Financial Reporting Standards 16, Leases, are the results of the FASB’s and the International Accounting Standards Board’s (IASB’s) efforts to improve financial reporting. Due to the prevalence of leasing, it is important that users of financial statements have a complete and understandable picture of an entity’s leasing activities. Previous leases accounting was criticized for failing to meet the needs of users of financial statements because it did not always provide a faithful representation of leasing transactions. In particular, it did not require lessees to recognize assets and liabilities arising from operating leases on the balance sheet. As a result, there had been long-standing requests from many users of financial statements and others to change the accounting requirements so that lessees would be required to recognize the rights and obligations resulting from leases as assets and liabilities. The Company is evaluating the effect that ASU 2016‑2 will have on its Consolidated Financial Statements and related disclosures.

In May 2014, the Financial Accounting Standards Board issued a new standard, ASU 2014‑09. Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for fiscal years beginning after December 15, 2017 for private companies, and interim periods within those years. In August, 2015, the Financial Accounting Standards Board issued ASU 2015‑14, Revenue from Contracts with Customers, Deferral of the Effective Date extending the deadline for private companies to fiscal years beginning after December 15, 2018. Early application is not permitted. The standard permits the use of either the

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

retrospective or cumulative effect transition method. The Company continues to evaluate the impact that ASU 2014‑09 would have on its Consolidated Financial Statements and related disclosures and has not yet selected a transition method, nor has it determined the effect of the standard.

Subsequent Events

The Company has evaluated subsequent events through March 8, 2017, the issuance date of this report, to ensure that these Consolidated Financial Statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2016 and events which occurred subsequent to December 31, 2016, but were not recognized in the financial statements.

As a result of Zayo’s completion of its acquisition of Electric Lightwave on March 1, 2017 (“the transaction date”), certain stock-based compensation awards accelerated based on the terms of the individual’s awards. The amount of additional SG&A expense due to the acceleration is between $9,000 and $10,000. In addition, the Company’s debt was paid in its entirety on the transaction date.

3.          Other Current Assets

Other current assets consisted of the following as of the dates indicated:

	2016	2015
Inventories – ITS	$2,778	$3,782
Inventories - Other	1,935	6,232
Deposits	1,518	1,054
Other	1,320	1,079
	$7,551	$12,147

The Company’s inventories consist primarily of equipment to be installed at the customer site, equipment that is deployed for routine capacity support and Integra Technology Solutions (“ITS”) and related equipment for sale to end users. Inventories are stated at the lower of average cost or market.

4.          Property and Equipment

Property and equipment consisted of the following as of the dates indicated:

	2016	2015
Land, buildings and leasehold improvements	$51,843	$53,004
Communications network equipment	985,692	944,488
Software	57,708	49,528
Vehicles	5,518	5,728
Office furniture and equipment	33,828	33,484
Construction in progress	28,573	23,933
	1,163,162	1,110,165
Less accumulated depreciation	(782,925)	(729,654)
	$380,237	$380,511

Depreciation expense was $96,133 and $96,330 for the year ended December 31, 2016 and 2015, respectively. During the years ended December 31, 2016, the Company retired $35,188 of fully depreciated fixed assets no longer in use.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

5.          Goodwill and Other Intangible Assets Including Deferred Costs Goodwill

Goodwill represents the excess cost over the fair value of the net assets acquired. The Company’s goodwill consists of the following amounts resulting from acquisition activities:

	2016	2015
Eschelon Telecom	$268,395	$268,395
Electric Lightwave	13,476	13,476
Scott-Rice Telephone Co.	26,344	26,344
ProTel Networks, Inc.	600	600
World Communications, Inc.	3,857	3,857
opticAccess, LLC	3,991	3,991
Monarch Communications	166	—
	$316,829	$316,663

The Company performed a qualitative impairment analysis as of December 31 for 2016 and 2015 and determined there was no impairment of goodwill at year end.

Amortized Intangibles and Deferred Costs

Other intangible assets and deferred costs consisted of the following as of the dates indicated:

	December 31, 2016
	Gross	Accumulated
	Asset	Amortization	Net
Customer installation costs	$144,919	$(76,791)	$68,128
Debt issuance costs	721	(544)	177
Customer relationships/Other	21,994	(8,927)	13,067
	$167,634	$(86,262)	$81,372

	December 31, 2015
	Gross	Accumulated
	Asset	Amortization	Net
Customer installation costs	$141,630	$(73,045)	$68,585
Debt issuance costs	721	(392)	329
Customer relationships/Other	21,994	(4,517)	17,477
	$164,345	$(77,954)	$86,391

Amortization expense on intangible assets and deferred customer installation costs was $32,347 and $30,798 for the years ended December 31, 2016 and 2015, respectively. The estimated expense to be recorded on intangible assets and deferred costs for each succeeding fiscal year based on current

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

intangible assets and deferred costs (including debt issuance costs which is amortized as interest expense) is expected to be as follows:

2017	$28,354
2018	24,104
2019	17,623
2020	8,878
2021	2,413
$81,372

Intangible assets and deferred costs are amortized over their useful lives as follows:

Useful Lives
Customer installation costs	60 months
Customber relationships	5‑6 years
Other	1‑10 years

During 2016 and 2015, $24,190 and $25,352, respectively, of fully-amortized customer installation costs were removed.

Customer installation costs consist of capitalized internal labor and local exchange carrier installation charges required to bring a customer onto the Company’s network and are amortized over the average customer life or contract period if the installation cost is material. The Company performs an annual assessment of its average customer life. For the 2016 assessment period, the average customer life was 60 months. The Company sells the majority of its services on a contract term basis with the term varying from one to five years. The contracts contain provisions for the assessment of a termination fee should the customer terminate their service while the contract is in force. The net margin provided by those customers who leave the network, before any termination fee is assessed, has historically been adequate to recover the customer installation costs. For the years ended December 31, 2016 and 2015, the Company capitalized $27,480 and $29,573, respectively, in customer installation costs.

Customer relationships consist of acquired customer lists and commercial and carrier relationships to which Electric Lightwave Parent, Inc. acquired companies, Eschelon Telecom, Electric Lightwave (“ELI”), ProTel Networks, World Communications, opticAccess and Monarch Communications  provided telecommunication services through various agreements, and is stated at estimated fair value less accumulated amortization computed based on revenues generated from these relationships over estimated lives of five to six years. Other acquired intangible assets from the acquisition of ProTel Networks and opticAccess include trade name, permits and licenses, a non-compete agreement and a below market lease.

Debt issuance costs consist of capitalized amounts for bank financing fees, professional fees and other expenses related to the Company’s credit facilities and are stated at cost, less accumulated amortization computed using the effective interest method over the life of the related facilities.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

6.          Debt

The Company’s debt consisted of the following as of the dates indicated:

	2016	2015
First Lien Term Loan (5.25% effective rate at December 31, 2016) The principal balance is due August 14, 2020	$661,517	$668,250
Second Lien Term Loan (9.75% effective rate at December 31, 2016) The principal balance is due February 14, 2021 Inclusive of $13,231 Indebtedness to related parties in 2016 and 2015, respectively	121,000	121,000
Revolving credit facility (4.34% effective interest rate at December 31, 2016)	36,500	13,000
Total long-term debt	819,017	802,250
Capital lease obligations	3,458	2,349
Total long-term debt and capital lease obligations	822,475	804,599
Less: Current portion of long-term debt and capital leases	(44,462)	(20,129)
Total long-term debt and capital lease obligations, net of current portion	778,013	784,470
Less: Unamortized discount on long-term debt	(14,496)	(18,380)

Total long-term debt and capital lease obligations, net of current portion and discount	$763,517	$766,090

2015 Debt Re-pricing

On May 8, 2015, the Company concluded a re-pricing on $794 million of a two tranche credit facility (the “2015 Debt Re-pricing”). The credit facility subsequent to the re-pricing consisted of a $673 million first-lien term loan that included an additional $100 million (from the existing $573 million first-lien term loan) and a $121 million second-lien term loan. The $100 million add on to the first lien tranche was used to pay down the existing second lien debt. The debt was priced to lenders with an original issue discount (OID) of 0.5.  There was no effect to the revolver.

The borrowings consist of the following:

1.

$673,300 principal amount of First Lien Term Loan due August 14, 2020 (the “First Lien Term Loan”) and a revolving credit facility (“Revolver”) with a borrowing limit of up to $60,000. Interest is payable based on applicable margin over London Interbank Offered Rate (“LIBOR”) loans for interest rates of up to a year or, to the extent consented by each applicable lender, nine or twelve months. Interest payment dates are the first business day of each March, June, September and December. As of December 31, 2016, the First Lien Term Loan bore interest at a rate of LIBOR with a floor of 1.00% plus an applicable margin of 4.25%.  The First Lien Term Loan has scheduled quarterly principal repayments equal to $1,683. The First Lien Term Loan has a call protection of 101 for the six months following the 2015 Debt Re-Pricing. As of December 31, 2016, the Revolver bore interest at a rate of LIBOR plus 3.75%. The Revolver has a 0.50% unused commitment fee, paid quarterly on the first business day of each March, June, September and December. The Revolver expires on February 21, 2018.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

2.

$121,000 principal amount of Second Lien Term Loan due February 14, 2021 (the “Second Lien Term Loan”).  Interest is payable based on an applicable margin to LIBOR, with interest rates of up to a year or, to the extent consented by each applicable lender, nine or twelve months. As of December 31, 2016, the Second Lien Term Loan bore interest at a rate of LIBOR with a floor of 1.25% plus 8.50%. The Second Lien Term Loan has prepayment penalties on repayments made in the first two years following the closing date of the 2015 Debt Re-Pricing, 102% of the repaid loan in year one and 101% in year two.

A portion of the Second Lien Term Loan is owed to related parties (see Note 14).

The First Lien Term Loan has priority over the Second-Lien Term Loan. The First Lien Term Loan and Second Lien Term Loan were issued by the Company’s second-tier subsidiary, Electric Lightwave Holdings, Inc. (the “Issuer”) and are guaranteed by the Issuer’s ultimate parent company, Electric Lightwave Parent, Inc. and all of the Issuer’s existing and future domestic subsidiaries (collectively the “Guarantors”). The First Lien Term Loan and Second Lien Term Loan are collateralized by substantially all of the Issuer’s and the Guarantors’ assets. The Term Loans include certain affirmative covenants which include but are not limited to presentation of financial statements, compliance ratings and notices. The Term Loans also contain negative covenants which restrict the ability of the Company to engage in certain activities, contain certain mandatory requirements and events of default and require the Company to maintain specific financial ratios and other financial metrics. The maximum amount of future payments the Guarantors could be required to make is the outstanding balance plus unpaid interest, if any.

2015 Debt Re-pricing:  Loss on Extinguishment of Debt

Certain investors in the 2015 Re-pricing were investors in the then existing First Lien Term Loan and Second Lien Term Loan. The Company performed a test to determine if the modification of the terms of the debt were significant (effectively extinguishing the old debt and replacing it with new debt). As a result of the test, $622,826 of the debt was considered modified and $170,474 was considered extinguished (including lenders that did not participate in the 2015 Re-pricing).

The resulting extinguishment required the Company to expense a portion of the unamortized debt issuance costs and the unamortized debt discount balances of the First Lien Term Loan and the Second Lien Term Loan in the amount of $4,440. A portion of the reacquisition costs (prepayment penalties and other fees to lenders) were also recorded as expense in the amount of $473. As a result, the Company recorded a loss on debt extinguishment of $4,913 in the second quarter of 2015.

Revolving Credit Facility

The Company’s Revolver has a maximum borrowing limit of $60,000. Any executed letters of credit reduce the amount of allowable borrowing under the revolving credit facilities. As of December 31, 2016 and December 31, 2015, borrowings under the Revolver were $36,500 and $13,000 respectively. Borrowings under the Revolver were used in conjunction with the Company’s acquisition of optic Access, LLC, Monarch Communications (see note 17) and for working capital needs. As of December 31, 2016 and December 31, 2015, the Company had outstanding letters of credit of $485 and $735 respectively, to guarantee performance on certain obligations.  The letters of credit expire at various dates through November 2016.

As of December 31, 2016 and December 31, 2015, the amount available under the Revolver was $23,015 and $46,265, respectively.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

Fair Value of Debt

As of December 31, 2016, the $661,517 First Lien Term Loan had an estimated fair market value of $663,171, based on then current indicative quotes provided by the agent bank on the First Lien Term Loan. At December 31, 2016, the $121,000 Second Lien Term Loan had an estimated fair market value of $121,605 based on then current indicative quotes provided by the agent bank on the Second Lien Term Loan.

Both of these measurements are observable and are classified as “Level 2” inputs (observable, either directly or indirectly through corroboration with observable market data) for instruments reported at fair value.

As a result of Zayo’s completion of its acquisition of Electric Lightwave on March 1, 2017 (“the transaction date”), the Company’s debt was paid in its entirety on the transaction date.

7.          Derivative Instruments Related to Equity Purchase Obligation

On August 9, 2013, certain stock-based compensation awards were granted that included the right to sell exercised options back to the Company. This right is considered a put option which is accounted for as a derivative, but has not been designated as a hedging instrument.  The Company established a liability for the fair value of the equity purchase obligation in other long- term liabilities. The change in the equity purchase obligation fluctuates with the fair value and expected volatility of the Company’s common stock and the amount of options vested. These changes are recorded as sales, general and administrative expense in the period of change.

The purchase obligation included in other long-term liabilities as of December 31, 2016 and December 31, 2015 was $1,074 and $793, respectively (see Note 16).

8.          Fair Value Measurements

As of December 31, 2016 and December 31, 2015, the Company only had an employee stock option liability measured and carried at fair value (see Notes 7 and 16). The Company’s cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short-term nature.

9.          Accrued Liabilities

Accrued liabilities consisted of the following as of the dates indicated:

	2016	2015
Accrued taxes and surcharges	$14,819	15,768
Accrued payroll and payroll related benefits	12,032	13,982
Deferred revenue	9,461	8,812
Accrued network costs	2,769	4,772
Other	11,893	10,892
	$50,974	54,226

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

10.        Other Long-Term Liabilities

Other long-term liabilities consisted of the following as of the dates indicated:

	2016	2015
Long-term deferred revenue	$21,236	$16,605
Deferred rent	2,864	3,353
Other long-term liabilities	2,332	2,446
	$26,432	$22,404

11.        Operating and Capital Leases

Operating Leases

The Company leases switching, fiber and office space under agreements which expire in one to ten years and contain renewal options at the end of the lease terms. The Company records the minimum base rents on a straight-line basis over the life of the lease term. The difference between rent expense calculated on a straight-line basis and rent paid is recorded as deferred rent. The Company receives certain tenant improvement allowances, which are considered lease incentives and are amortized as a reduction of rent expense over the lease term. Accordingly, the Company has recorded a deferred rent liability for the straight-lining of rents and lease incentives of $3,572 and $4,038 as of December 31, 2016 and 2015, respectively, which is included in accrued liabilities and other long-term liabilities.

Rent expense for the years ended December 31, 2016 and 2015 was $10,388 and $11,935, respectively.

Future minimum lease payments under leases with a term in excess of one year as of December 31, 2016 are as follows:

Operating Leases
Future minimum lease payments
2017	$16,409
2018	15,222
2019	13,437
2020	8,369
2021	5,052
Thereafter	7,246
$65,735

In addition to the amounts included in the above table, the Company is liable for common area maintenance costs, which are adjusted on an annual basis and represent an additional 19% of rent expense.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

Capital Leases

The Company leases rights of way for fiber optic lines, vehicles and furniture and equipment under capital lease agreements. Property and equipment, net (see Note 4) includes the following amounts under capital leases as of December 31:

	2016	2015
Cost	$16,989	$15,598
Less accumulated depreciation	(11,877)	(10,878)
	$5,112	$4,720

Future minimum lease payments required under capital leases, together with the present value of the net future minimum lease payments, at December 31, 2016 are as follows:

Capital Leases
Future minimum lease payments
2017	$1,552
2018	849
2019	522
2020	368
2021	368
Thereafter	1,096
Total minimum lease payments	4,755
Less: Amount representing interest	(1,297)
Present value of minimum payments	3,458
Less: Current portion	(1,229)
Capital lease obligations, net of current portion	$2,229

12.        Benefit Plan

The Company provides a defined contribution plan under the provisions of Section 401(k) of the Internal Revenue Code to all of its employees meeting certain service and eligibility requirements. This plan is designed to permit certain discretionary employer contributions and to permit employee deferral of a portion of their salaries within certain tax limits. Company contributions to the plan for the years ended December 31, 2016 and 2015 were $1,555 and $1,785, respectively.

13.        Commitments and Contingencies

Regulatory

The Company provides a variety of telecommunications services which are subject to regulation by state Public Utilities Commissions (“PUC”) and by the Federal Communications Commission (“FCC”). Consequently, operations, revenues, and costs can be substantially affected by changes in regulations, as a result of proceedings held by regulatory authorities or by legislation. For example, the Company relies, in part, upon the pro-competitive provisions of the 1996 Telecom Act, which provides obligations for carriers to interconnect their networks and allows the Company to lease certain facilities from incumbent local exchange carriers. Changes to this legislation are periodically proposed. The Company cannot predict the outcome of such efforts.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

Interconnection Agreements

The Company obtains essential network elements as well as colocation and interconnection under interconnection agreements. The Company is in the process of negotiating successor interconnection agreements with CenturyLink. If these negotiations are not successful, disputed issues will be resolved by the relevant state PUC. The Company’s interconnection agreements with other Incumbent Local Exchange Carriers (“ILEC”) may be renegotiated at the request of either party.  The Company cannot predict the outcome of these negotiations.

Network Costs

The Company has entered into purchasing agreements for network services. Some of the agreements contain termination penalties; however the Company does not anticipate having to pay any material termination penalties under these contracts.

CenturyLink OSS Conversion

The Company relies upon stable, predictable and tested Operational Support Systems (“OSS”) from CenturyLink to purchase certain network elements essential to the Company’s ability to perform day-to-day operations for a significant number of customers. CenturyLink announced in November 2015, plans to consolidate its local service ordering OSS to a single platform. This transition will result in a change to the ordering system predominantly used by the Company. The transition process provides for a period of time for the Company to review, comment and test the new system.  The Company cannot guarantee that the transition will proceed smoothly.

Transition to IP Networks

The FCC has initiated a docket in response to a petition filed by AT&T regarding the establishment of rules for the transformation from time-division multiplexing (“TDM”) to IP networks.  As part of this proceeding, the large ILECs have asked for the removal of rules regarding interconnection and unbundling. Elimination or reduction of these rights could impact the Company’s costs, ability to interconnect with other carriers, and ability to compete. The FCC, in its August 7, 2015 order, upheld incumbent carriers’ interconnection and unbundling obligations. The United States Telecom Association has appealed the FCC order. The Company cannot predict the outcome of this proceeding.

Rural Call Completion

The FCC has implemented call completion rules and fined carriers for failing to investigate and resolve call completion issues. In February 2012, the FCC issued a Rural Call Completion Declaratory Ruling informing carriers that it may be a violation of the Telecom Act to allow call completion issues to persist. In November 2013, the FCC released its Rural Call Completion Order containing additional rules and reporting requirements to address call completion issues. In November 2014, the FCC Released its Rural Call Completion Reconsideration Order indicating that failure to investigate and correct call completion issues may lead to enforcement action. The FCC has brought enforcement actions, which resulted in fines, against a few carriers. While the Company believes it is in compliance with the FCC rules on this matter, the Company relies upon intermediate carriers to complete long distance calls and depends on their cooperation to investigate and resolve issues. Failure by the Company or its intermediate providers to resolve call completion issues to the FCC’s satisfaction could result in enforcement action and fines.

General

The Company is subject to private lawsuits, administrative proceedings and claims that arise in the Company’s ordinary course of business. A number of these lawsuits, proceedings and claims may

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

exist at any given time. While the resolution of a lawsuit, proceeding or claim may have an impact on the Company’s financial results for the period in which it is resolved, and litigation is inherently unpredictable, in management’s opinion, none of these matters arising in the ordinary course of business are expected to have a material adverse effect on the Company’s financial condition, results of operations, or overall liquidity.

In addition, the Company is a defendant from time to time in matters including disputes with vendors, taxing authorities, customers, and current and former employees which are not expected to have a material adverse effect on the Company’s financial condition, results of operations, or overall liquidity. The Company is subject to frequent audits of various operating taxes which may result in additional liabilities of the Company due to interpretations of existing laws and regulations.  The Company has reserved for any potential adjustments by these taxing jurisdictions, however the Company may have exposure to additional liabilities beyond what is estimated in the financial statements.

The liabilities associated with operating taxes are included in accrued liabilities in the balance sheet.

Disputed Charges

As of December 31, 2016 and December 31, 2015, the Company had $2,121 and $2,619 in accumulated unpaid disputed charges, respectively, which the Company believes its carriers have billed in error, of which $432 and $514 were included in accrued liabilities in the consolidated balance sheets at December 31, 2016 and December 31, 2015, respectively.  The Company had $1,689 and $2,105 at December 31, 2016 and December 31, 2015, respectively, of disputed charges for which no amount has been accrued. Based on the Company’s historical results in resolving these disputes and the merits of the outstanding disputes, the Company establishes reserve policies and believes that its recorded liabilities are adequate. The Company is involved in ongoing negotiations with its carriers regarding these and any new disputes as they arise and expects favorable resolution of substantially all of the disputed amounts in the normal course of business.

14.        Related Parties

Disclosures for related parties are deemed material by management when shareholders have 10% or more of the Company’s common stock or 10% or more of the Company’s debt in addition to having the right to sit on the Company’s Board of Directors. One shareholder who owns 22% of the Company’s issued and outstanding common stock as of December 31, 2016, and controls a seat on the Company’s Board of Directors also holds approximately 11% or $13,231 of the Second Lien Term Loan. For the year ended December 31, 2016, interest expense incurred on the related party portion of the Second Lien Term Loan was approximately $1,312.

The Company has customer and vendor relationships with Zayo (see note 2). The company provides communication and network services to Zayo and Zayo provides communication and network services to the Company. For the years ended December 31, 2016 and 2015, the company invoiced Zayo $1,308 and $1,499 respectively. For the years ended December 31, 2016 and 2015, the Company paid Zayo $6,004 and $5,328 respectively. At December 31, 2016 and 2015, the Company had $203 and $116 respectively of accounts receivable from Zayo none of which was subject to allowance for doubtful accounts. At December 31, 2016 and 2015, the Company had $89 and $97 of accounts payable to Zayo none of which was disputed.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

15.        Shareholders’ Deficit

On December 10, 2013, the Company’s Articles of Incorporation were amended to authorize 700,000 shares of no par new common stock and 10,000 shares of no par new preferred stock. As of December 31, 2016, there were 700,000 shares of no par new common stock authorized and 100,329 shares issued and outstanding and 10,000 shares of no par new preferred stock authorized with no shares issued and outstanding.

Warrants

On November 19, 2009, pursuant to a debt restructuring, the Company issued 30,500 Series A and 30,500 Series B warrants. Series A and B warrants allow the warrant holder to purchase shares of new common stock at an exercise price of $6 and $8 per share, respectively. Series A and B warrants expire on November 19, 2019. The Company’s warrants were recorded at fair value as of the issuance date and are classified as shareholders’ equity on the accompanying consolidated balance sheet.  At December 31, 2016 and 2015 respectively, 27,156 Series A warrants to purchase new common stock and 1,571 Series B warrants to purchase new common stock were outstanding. No warrants expired or were forfeited in 2016. 910 Series A warrants expired or were forfeited in 2015.  909 Series B warrants expired or were forfeited in 2015.

16.        Stock-Based Compensation

The Company has one stock incentive plan that provides for stock-based compensation. The 2007 Equity Incentive Plan as amended and restated on May 21, 2010 (the “Plan”) is a fixed plan, which provides for the granting of restricted stock units (RSUs), incentive stock options and other forms of equity.  As of December 31, 2016, the Plan allows an aggregate of 17,720 shares of the Company’s common stock to be issued pursuant to all awards. An award may be granted to any employee, officer or director of the Company.

The option awards have a time-based (service condition) component or a market-based component and certain awards have a put option. The market-based options have a 1‑2 year derived requisite service period and the time-based options have a requisite service period of 4‑5 years based upon the satisfaction of a service condition. All unexercised options expire ten years from the grant date. The awards with a put option are liability-classified awards and the remaining are equity-classified awards in accordance with the relevant accounting standard for share-based compensation. The time vesting awards generally vest over a 4 to 5 year period. The market awards vest when the common stock value of the Company meets or exceeds certain thresholds. In the event that there is a change of control, these shares will vest in an accelerated manner depending on the timing and the value of the Company’s stock on the change of control date.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

The following table summarizes stock option activity of the Company’s Plan for 2016 and 2015:

						Weighted
				Weighted		Average
				Average Initial	Aggregate	Remaining
		Options	Initial Strike	Strike Price	Intrinsic	Contractual
	Options	Exercisable	Price Per Unit	(vested shares)	Value	Term (years)
EMPLOYEE STOCK OPTIONS
Balance December 31, 2014	6,102	3,378	$3.50 to $4.10	$3.59	$11,122	7.5
Options granted	6,567		$3.50 to $7.00	$3.50
Options forfeited/cancelled	(1,063)		$3.50 to $4.10	$3.60
Options exercised	—
Balance December 31, 2015	11,606	4,321	$3.50 to $7.00	$3.56	$21,276	8.2
Options granted	1,925		$3.50 to $7.00	$3.50
Options forfeited/cancelled	(3,834)		$3.50 to $4.10	$3.53
Options exercised	—
Balance December 31, 2016	9,697	4,295	$3.50 to $7.00	$3.92	$17,194	8.1

						Weighted
				Weighted		Average
				Average Initial	Aggregate	Remaining
		Options	Initial Strike	Strike Price	Intrinsic	Contractual
	Options	Exercisable	Price Per Unit	(vested shares)	Value	Term (years)
BOD STOCK OPTIONS
Balance December 31, 2014	225	225	$3.50	$3.50	$415	8.7
Options granted	220	220	$3.50	$3.50
Options forfeited/cancelled
Options exercised
Balance December 31, 2015	445	445	$3.50	$3.50	$821	8.9

	No Activity

Balance December 31, 2016	445	445	$3.50	$3.50	$821	7.9

The following table summarizes Restricted Stock Units (“RSUs”) activity of the Company’s Plan for 2016 and 2015:

		Weighted
		Average		Weighted
	Employee	Grant Date		Average Grant
	RSUs	Fair Value	BOD RSUs	Date Fair Value
Balance December 31, 2014	3,061	$2.37	648	$2.64
RSUs granted	1,637	$2.83	322	$2.62
RSUs forfeited/cancelled	(254)	$2.44	(91)	—
Balance December 31, 2015	4,444	$2.54	879	$2.66
RSUs granted	886	$3.89	358	$4.31
RSUs forfeited/cancelled	(394)	$2.68	—	—
RSUs converted to common stock	—	—	(37)	$2.79
RSUs converted to cash	—	—	(15)	$2.79
Balance December 31, 2016	4,936	$3.11	1,185	$2.70

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

The weighted average grant-date fair value of options granted during the year ended December 31, 2016 was $1.61 per share (excluding the RSUs).  The weighted average fair value of vested shares as of December 31, 2016 was $0.88 per share (excluding the RSUs).  The weighted average grant-date fair value of options granted during the year ended December 31, 2015 was

$0.53 per share (excluding the RSUs). The weighted average fair value of vested shares as of December 31, 2015 was $1.12 per share (excluding the RSUs).

During the third quarter of 2016, the Company made a modification to one previously issued employee grant from August 9, 2013 comprising of 300,000 options and 175,000 RSUs with both time and market criteria for vesting purposes and a put option. These options and RSUs were classified on the balance sheet as liabilities and have been periodically adjusted to reflect current market value. The option grant of 300,000 options was replaced with a new grant of 772,500 options with a time vesting requirement and no put option. Based on existing accounting guidance, the transaction was treated as a modification since the existing award was canceled along with a concurrent grant of a replacement award. As a result of this modification, the Company recorded incremental stock compensation expense of $236 in 2016.  The classification of the award was changed to equity since the put option was removed. A new grant consisting of 180,000 options was simultaneously awarded.

The grant of 175,000 RSUs was modified to exclude the market criteria for vesting purposes. Based on the incremental value of the RSUs without a market criteria, the Company recorded incremental stock compensation expense of $502 in 2016. A new grant of 337,500 RSUs were simultaneously awarded.

The following table summarizes stock based compensation recorded in SG&A for the years ended December 31, 2016 and 2015:

	2016	2015
Stock options	$1,874	$2,210
RSU-employee	3,501	2,354
RSU-BOD	474	330
	$5,849	$4,894

As of December 31, 2016, 224 of the options are vested at an exercise price of $4.10, 3,431 of the options are vested at an exercise price of $3.50, 320 of the options are vested at an exercise price of $5.25, 320 of the options are vested at an exercise price of $7.00 and 3,035 of the employee RSUs are vested.

As of December 31, 2016, the future compensation expense as it relates to the options, assuming all criteria will be met through 2020 was $2,287, with a remaining estimated vesting of up to 4 years for the market-based options and up to 4 years for the time-based options. As of December 31, 2016, the future compensation expense as it relates to the RSUs, assuming all criteria will be met through 2018 was $8,161, with a remaining estimated vesting of up to 5 years.

Fair Value of Options

The fair value of options granted, without market based vesting criteria, was historically calculated using a Black-Scholes model to estimate the future fair value per share. The fair value of the options granted in 2013 with the market criteria and the re-measurement of the existing liability classified

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

options was calculated using a variant of the Black-Scholes model treating the market condition awards as barrier options.

Compensation expense is recognized only for those options expected to vest, with forfeitures estimated based on the Company’s historical experience and future expectations. In 2015, based on the following assumptions, management made estimates of the grant-date fair value per option and estimated requisite service periods of the options granted in those years. In addition, management used these assumptions to value the liability classified options at December 31, 2015:

	2015
Risk-free interest rate	1.05%
Expected dividend yield	0.0%
Requisite service period	1-5	years
Expected volatility	47.9%
Forteiture rate-executive	0.0%
Forteiture rate-nonexecutive	10.0% - 11.0%

Liability-Classified Options

The awards with a put option are liability-classified and are subject to non-hedging derivative accounting treatment (see Note 7). Liability-classified options are recognized at fair value on the grant date and are re-measured at each reporting date through the date of settlement or expiration; therefore, compensation cost recognized will vary based on changes in the award’s fair value.

On December 31, 2016, the Company determined there was a change in the fair value of the liability-classified awards, based on the purchase price offered by Zayo Group Holdings (see Note 1)   and recorded an increase in the value of the liability classified awards of $281 with a corresponding increase in sales, general and administrative expense.

17.        Business Combinations

Monarch Communications

On August 5, 2016, the Company completed its acquisition of Monarch Communications Inc. (“Monarch”) for C$7 million in cash consideration. Monarch owns over 745 miles of metro fiber and has tower access in Alberta, Canada, connecting Calgary, Medicine Hat and Lethbridge with extensions to the United States and Saskatchewan borders.

The aggregate consideration paid was $5,231 based on the exchange rate of Canadian to United States dollars on the date of the transaction. The aggregate consideration paid by the Company in the Monarch transaction exceeded the estimated fair value of the assets acquired and the estimate of the liabilities assumed by $173 which represents goodwill.  The goodwill is attributable to strategic benefits including enhanced operational scale and financial performance the Company expects to realize. The goodwill associated with the Monarch transaction will not be deductible for income tax purposes. The transaction did not include any identified intangible assets. The cash payment required was funded using the Company’s existing cash balance and borrowings on the Company’s Revolver (see note 6).

The accounting guidance for business combinations requires an acquiring entity to recognize all of the assets acquired and liabilities assumed at the acquisition date fair value. The allocation of the

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

purchase price to the assets acquired and liabilities assumed requires a significant amount of judgment and is considered a significant estimate.

The following was the Company’s assignment of the aggregate consideration:

Accounts receivable	$89
Fixed assets	5,003
Prepaid property taxes	27
Assumed liabilities	(61)
Goodwill	173
Total purchase price	$5,231

Acquisition related costs include transaction costs such as legal and other professional fees. These costs have been recorded in selling, general and administrative expense in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

At subsequent reporting dates the acquired assets and liabilities of Monarch Communications will be translated to reflect the impact of foreign exchange fluctuations.

opticAccess, LLC.

On October 8, 2015, the Company completed an equity purchase of opticAccess, LLC (“oA”) which included oA’s majority shareholder interest in X2 Telecom (“X2”). oA operates an expansive network on the west coast of the United States and offers metro and regional high-capacity fiber- based connectivity solutions to a client base which includes technology and communication firms. The acquisition expanded the Company’s fiber network in most of the major west coast metropolitan markets, has further enhanced the Company’s expertise in developing its network asset and increased the Company’s base of customers who will gain access to the Company’s extensive fiber-based networks and comprehensive product portfolio.

The aggregate consideration paid was $34,806 which included $800 to acquire the minority portion of X2 which was not owned by oA at the time of the transaction (the X2 minority interest purchase, together with the equity purchase of oA, are referred to herein as the “oA Transactions”). The aggregate consideration paid by the Company in the oA Transaction exceeded the aggregate estimated fair value of the assets acquired and the liabilities assumed by $3,991, which was recognized as goodwill. This goodwill is attributable to strategic benefits including enhanced operational scale and financial performance the Company expects to realize. The goodwill associated with the oA Transactions is deductible for income tax purposes. The identifiable intangible assets – acquired customers, permits and licenses will be amortized over a 5‑year period and the oA trade name will be amortized over a 2‑year period. The cash payment required was funded using the Company’s existing cash balance and borrowings on the Company’s Revolver (see note 6).

The accounting guidance for business combinations requires an acquiring entity to recognize all of the assets acquired and liabilities assumed at the acquisition date fair value. The allocation of the purchase price to the assets acquired and liabilities assumed requires a significant amount of judgment and is considered a significant estimate.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

The following was the Company’s assignment of the aggregate consideration:

Cash, accounts receivable and other assets	$1,197
Property and equipment, net	28,909
Identified intangible assets	5,872
Current liabilities	(5,163)
Goodwill	3,991
Total purchase price	$34,806

Acquisition related costs include transaction costs such as legal and other professional fees. These costs have been recorded in selling, general and administrative expense in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

18.        Income Taxes

The provision for income taxes consisted of the following for the years indicated:

	2016	2015
Current:
Federal	$(140)	$140
State	7	21
Total current tax provision	(133)	161
Deferred:
Federal	602	118
State	391	—
Total deferred tax provision	993	118
Total provision for taxes	$860	$279

For the year ended December 31, 2016 and 2015, the Company incurred a loss for both financial reporting and income tax purposes. The tax benefits recorded for 2016 and 2015 were partially offset by the recording of a valuation allowance for deferred tax assets in excess of deferred tax liabilities other than assets related to indefinite lived tax credit.

The following table summarizes the significant differences between the U.S. federal statutory tax rate and the Company’s effective tax rate for financial statement purposes for the years indicated:

	2016	2015
Federal statutory income tax rate	34.0%	34.0%
Non-deductable expenses	(0.2)	(0.4)
Change in valuation allowance	(34.1)	(40.7)
State taxes	4.1	5.6
Other	(6.5)	—
	(2.7)%	(1.5)%

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

The income tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective income tax basis, which give rise to deferred tax assets and liabilities, were as follows as of the dates indicated:

	2016	2015
Long-term deferred tax assets
Net operating loss carry forwards	$158,558	$152,185
Liabilities	19,314	15,990
Allowance for doubtful accounts	1,758	1,079
Long-term intangibles	5,964	3,640
Total long-term deferred tax assets	185,594	172,894
Long-term deferred tax liabilities
Property and equipment	(19,563)	(21,228)
Long-term intangibles	(16,873)	(15,149)
Total long-term deferred tax liabilities	(36,436)	(36,377)
Net deferred income tax assets	149,158	136,517
Valuation allowance	(162,476)	(148,843)
Net deferred income tax liability	$(13,318)	$(12,326)

As of December 31, 2016 and 2015, a valuation allowance of $162,476 and $148,843 was established against the net deferred tax asset due to the Company’s continuing losses and the anticipation that losses may continue for the foreseeable future.

As of December 31, 2016 and 2015, the Company had U.S. federal and Canadian net operating loss (“NOL”) carry forwards of approximately $413,229 and $393,552, respectively, available to offset future taxable income. These carry forwards will expire in 2019 through 2036. Section 382 of the Internal Revenue Code (“IRC Section 382”) limits an entity’s ability to utilize net operating loss carry forwards in the case of certain events, including significant changes in ownership interests.

Due to a recapitalization of the Company on November 19, 2009, the Company experienced an ownership change pursuant to IRC Section 382.  Due to the insolvency of the Company on the date of recapitalization, the Company determined that this ownership change caused an annual loss limitation of $0, which initially indicated that the Company would no longer be able to utilize its net operating loss carry forwards.  However, the net unrealized built-in gain (“NUBIG”) on November 19, 2009 allows the Company to increase its annual limitation from $0 to $39,603 for four years and $41,631 in the fifth year resulting in total restricted NOLs of $200,013 which are available for use until they normally expire by statute. The Company believes it is unlikely the NOL will be utilized.

Accounting for Uncertainty in Income Taxes

The Company follows the accounting guidance for the reporting and measurement of uncertain tax positions. The guidance applies a more likely than not recognition threshold to all tax uncertainties, and only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the taxing authorities.

The Company evaluated its material tax positions and the thresholds for recognition in the financial statements. The Company has reduced its NOL deferred tax asset for unrecognized tax benefits as of December 31, 2016. The Company did not record any liabilities for unrecognized tax benefits as of December 31, 2015. For U.S. federal tax returns, we are no longer subject to examination for tax years prior to 2013.

Electric Lightwave Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts and shares in thousands, except per share data)

December 31, 2016 and 2015

Uncertain Tax Positions

The following table summarizes the activity related to our reserve for unrecognized tax benefits:

	2016	2015
Beginning Balance	$7,448	$7,067
Gross increases related to current period tax positions	243	381
Total current tax provision	$7,691	$7,448

No amount of the reserve for uncertain tax positions at December 31, 2016 and 2015, if recognized, would impact the effective tax rate. The Company does not expect the reserve for uncertain positions would change materially during the next twelve months.